Old Point Releases 2016 Results

•	Net loans grow $35.0 million
•	Net interest margin increases to 3.66%
•	Low-cost deposits grow $36.6 million

January 27, 2017 Hampton, VA          Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $3.7 million ($0.74 per diluted share) for the year ended December 31, 2016, compared to $3.6 million ($0.73 per diluted share) for the year ended December 31, 2015. Higher net interest income and higher noninterest income were partially offset by a higher provision for loan losses, while noninterest expense was essentially flat. Dividends paid in 2016 were $0.40 per share, compared to $0.34 in 2015.

Income for 2016 was impacted by several factors, of which three were the most significant: the early payoff of an advance from the Federal Home Loan Bank (FHLB), a new strategy for our investment portfolio, and a charge-off on a single loan relationship.

The FHLB advance, which would have matured in June, was instead paid off in February. In past years, the prepayment penalty on this advance made an early payoff prohibitively expensive, but in the first quarter of 2016, we were able to take advantage of volatility in the markets. This volatility simultaneously reduced the prepayment penalty on the advance and increased the value of our securities portfolio. The combination allowed us to sell certain securities that we expected to perform poorly in a rising rate environment and use the liquidity to prepay the FHLB advance. The prepayment penalty on the advance was $391 thousand, compared to $456 thousand in interest expense that we would have paid if we had allowed the advance to mature in June. Lower interest expense improved our net interest margin to 3.66% for the year ended December 31, 2016, from 3.56% for the year ended December 31, 2015.

The second major influence on net income was our new strategy for our investment portfolio. Our new strategy has two main goals. The first is to manage the portfolio's susceptibility to interest rate risk in the future, and the second is to provide liquidity to fund loan growth. We implemented this strategy in the first and second quarters of 2016 by selling securities in certain classes and purchasing new securities in different classes. These sales also resulted in net gains of $522 thousand for the year ended December 31, 2016, with $509 thousand in the first quarter.

The third major influence on year-to-date net income was a charge-off in the second quarter of 2016, which resulted in an increased provision for loan losses. This charge-off was on a single borrowing relationship whose condition deteriorated rapidly. We identified the impairment on this relationship in the second quarter and charged off $786 thousand accordingly, with an additional $90 thousand in charge-offs during the remainder of the year as we continued to work through the collection process. Primarily as a result of this charge-off, annualized net charge-offs as a percent of total loans increased to 0.24% in 2016, compared to 0.06% in 2015.

Robert Shuford, Jr., President and CEO of Old Point National Bank said, "After our first full year, the management team has made significant progress in transforming the bank, with significant improvements in the structure of our balance sheet, the strength of our credit culture, and the quality of our sales management process.  As a direct result, our core earnings continue to improve, and we are experiencing the strongest organic loan growth since 2008."

Balance Sheet Review
Unless otherwise noted, all comparisons in this section are between December 31, 2015 and December 31, 2016.

Total assets at December 31, 2016 were $902.8 million, an increase of $6.1 million or 0.67%. While the total increase was modest, there were important changes in the overall composition of the balance sheet. On the asset side, we were able to build on the progress we made in 2015 by continuing to move funds from lower-yielding to higher-yielding assets. The most obvious change is our $35.0 million in loan growth, funded through reductions in cash and cash equivalents and available-for-sale securities, but the restructuring of our securities portfolio also had an impact on the structure of the balance sheet. The net $14.8 million decrease in available-for-sale securities is the result of several sales and purchases throughout 2016, with the majority of the transactions included in the first-quarter restructuring discussed above. We also executed strategic trades in the second and fourth quarters as we needed liquidity or saw opportunities to protect our net interest margin. Overall, we believe the securities portfolio is better positioned for a rising-rate environment and to fund future loan growth.

On the liabilities side, deposits increased $38.0 million, or 5.09%, with low-cost deposits in particular growing $36.6 million. Our emphasis on relationship banking allowed us to manage our liquidity and loan growth without relying on higher-cost time deposits, which grew only $1.4 million over the year. We expect that our solid base of low-cost deposits will help protect our net interest margin in coming quarters.

The increase in deposits provided liquidity to cover the $7.2 million decline in overnight repurchase agreements and the $25.0 million net decrease in FHLB advances. As with the sales of available-for-sale securities, the net decrease in FHLB advances is the result of multiple transactions throughout the year: the early prepayment in the first quarter (discussed above), as well as additional advances and repayments during the year. We took out these additional advances in June and July to cover short-term liquidity needs, and all were repaid by December 31, 2016.

During 2017, we expect that our focus will continue to be on growing and diversifying the loan portfolio while maintaining sound underwriting practices. We will also continue to monitor our liquidity and the interest-rate risk of our securities portfolio, as interest rates change and new opportunities present themselves.

As part of our strategy to grow the loan portfolio, we re-opened our dealer lending division in September 2016. Since then, our consumer auto loan portfolio has grown $9.6 million, which we expect will contribute positively to interest income in 2017. There are risks inherent in any new loan program, but we have hired knowledgeable staff and put in place programs and policies to mitigate those risks. We are also monitoring our allowance for loan losses carefully and will make changes as the portfolio ages.

Income Statement Review
Unless otherwise noted, all comparisons in this section are between the years ended December 31, 2015 and 2016.

Net interest income increased $589 thousand, primarily due to a $1.0 million decrease in interest expense on FHLB advances. Other than the early payoff of the FHLB advance discussed above, we took out four advances during 2016 to cover short-term liquidity needs. These new advances had rates between 0.43% and 0.59%, compared to a rate of 4.83% on the advance we paid off in the first quarter of 2016. Ignoring the effect of the new advances taken out in 2016 and any new advances taken in 2017, the retirement of the old advance reduced 2016 interest expense by $1.1 million and will reduce 2017 interest expense by an additional $141 thousand over the savings in 2016. If we need to take out additional advances in 2017, we expect the rates on those advances to be significantly less than the rate on the advance we paid off in the first quarter of 2016.

Increases in the provision for loan losses offset the increase in net interest income, mainly due to the charge-off discussed above. Other than that charge-off, the additional provision was mainly due to the growth in the loan portfolio. The new dealer lending program in particular required additional reserves, both because of the increase in balances and because of the composition of the portfolio. Previously, we had a small, well-seasoned portfolio of dealer loans, where the new loans are all less than six months old. In the fourth quarter of 2016, we updated the qualitative factors in the allowance for loan losses to reflect this larger, more diverse portfolio, an update which required us to set aside more money through the provision.

Noninterest income was $330 thousand higher between the two years, which helped compensate for the additional provision for loan losses. Income from Old Point Mortgage, which is included in the other operating income line on the income statement, was up $154 thousand, primarily due to improved sales processes and increased efficiencies. This increase and the gains on sales of available-for-sale securities discussed above offset decreases in other areas of noninterest income.

Noninterest expense was essentially flat, growing $31 thousand or 0.09%, despite the $391 thousand prepayment fee on the FHLB advance. As part of our efforts to control noninterest expense, we held the majority of our cash and cash equivalents in a noninterest-bearing account at a correspondent bank. The correspondent account provides an earnings credit that is available to offset certain noninterest expenses. Although this account doesn't pay interest, the earnings credit rate is higher than the interest rate we would have earned from any of our short term interest-bearing accounts.

Beginning in the third quarter of 2016, we began to make more strategic use of the earnings credit, which can be used to pay data processing and courier expenses. By using this strategy, we were able to save $152 thousand in noninterest expense during 2016. We don't anticipate a similar cost savings in 2017, though we do expect to receive some benefit. As cash and cash equivalents are used to fund loan growth, we expect that our balance in the correspondent account will decrease, thus also lowering the amount of earnings credit earned. Since loans yield far more than the earnings credit rate on the correspondent account, the overall effect on net income is expected to be positive, and we will continue to take advantage of the earnings credit, as appropriate, when we do have temporary excess liquidity.

Other than the FHLB advance prepayment fee, the most significant changes in noninterest expense were in three line items:
•
Salaries and employee benefits ($583 thousand decrease): In the third quarter of 2015, we expensed the benefits package given to a retiring executive officer, which elevated our expense for 2015. Even excluding the retirement package, our expense would have been more than $200 thousand lower in 2016 than in 2015 due to lower costs for employee medical insurance.

•
Legal and audit expenses ($595 thousand increase): Our 2016 proxy statement included numerous proposals, including changes to our articles of incorporation, the addition of an employee stock purchase plan, and the addition of a new stock incentive plan, all of which required extensive review by outside legal counsel.

•
Loss on other real estate owned ($803 thousand decrease): During the fourth quarter of 2015, we had a large write-down on a single property. In addition, we made significant progress on reducing our holdings of other real estate owned, with the balance decreasing from $2.7 million at December 31, 2015 to $1.1 million at December 31, 2016. As we sell these properties, we expect to have fewer write-downs and lower foreclosed property expenses in the future.

Other items of note:
Non-Performing Assets (NPAs) increased from $10.7 million as of December 31, 2015 to $11.1 million as of December 31, 2016. Although this category increased, we anticipate that the cash flow and collateral on these loans will cover the majority of the outstanding principal. NPAs do not include restructured loans that are performing in accordance with their modified terms.

The only category of NPAs to increase was nonaccrual loans, and this increase is due to a long-standing loan relationship that was moved to nonaccrual status in 2016. As of December 31, 2016, these loans represented approximately one third of our total NPAs. We are closely monitoring this relationship and working with the borrower, who has developed a plan to improve future cash flows. In addition, the loan is well secured by real estate with a loan-to-value ratio of approximately 50%.

Loans past due 90 days or more but still accruing interest decreased $472 thousand between December 31, 2015 and December 31, 2016. This category of NPAs totaled $2.8 million as of December 31, 2016, of which $2.6 million were student loans with principal and interest amounts that are 97-98% guaranteed by the U.S. Government. We expect to experience minimal losses on these government-guaranteed loans. Loans past due 90 days or more but still accruing interest totaled $3.4 million as of December 31, 2015, of which $3.1 million were student loans with principal and interest amounts that are 97-98% guaranteed by the U.S. government.

Other real estate owned decreased $1.7 million as we worked diligently to sell these properties. As of December 31, 2016, only two properties remained on our books. The larger of the two is under contract, with the sale expected to close in the first quarter of 2017.

Allowance for Loan and Lease Losses (ALLL) was 1.35% of total loans as of December 31, 2016, compared to 1.36% at December 31, 2015.

For information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates,"  "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; anticipated cost savings associated with use of the earnings credit on a correspondent account; expenses associated with other real estate owned; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the new administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2015. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,
(dollars in thousands, except per share data)	2016	2015
	(unaudited)
Assets

Cash and due from banks	$21,885	$33,514
Interest-bearing due from banks	1,667	1,064
Federal funds sold	2,302	2,412
Cash and cash equivalents	25,854	36,990
Securities available-for-sale, at fair value	199,365	214,192
Restricted securities	970	2,016
Loans, net of allowance for loan losses of $8,165 and $7,738	595,717	560,737
Premises and equipment, net	39,324	41,282
Bank-owned life insurance	25,206	24,411
Other real estate owned, net of valuation allowance of $1,026 and $2,549	1,067	2,741
Other assets	15,334	14,418
Total assets	$902,837	$896,787

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$228,641	$215,090
Savings deposits	344,452	321,370
Time deposits	211,409	210,011
Total deposits	784,502	746,471
Overnight repurchase agreements	18,704	25,950
Federal Home Loan Bank advances	0	25,000
Accrued expenses and other liabilities	5,770	6,190
Total liabilities	808,976	803,611

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,961,258 and 4,959,009 shares issued and outstanding	24,806	24,795
Additional paid-in capital	16,427	16,392
Retained earnings	56,836	55,151
Accumulated other comprehensive loss, net	(4,208)	(3,162)
Total stockholders' equity	93,861	93,176
Total liabilities and stockholders' equity	$902,837	$896,787

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Years Ended
	December 31,
	2016	2015
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$26,322	$25,972
Interest on due from banks	48	15
Interest on federal funds sold	6	2
Interest on securities:
Taxable	1,802	2,510
Tax-exempt	1,535	1,663
Dividends and interest on all other securities	113	133
Total interest and dividend income	29,826	30,295

Interest Expense:
Interest on savings deposits	227	227
Interest on time deposits	2,116	2,144
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	25	30
Interest on Federal Home Loan Bank advances	206	1,231
Total interest expense	2,574	3,632
Net interest income	27,252	26,663
Provision for loan losses	1,850	1,025
Net interest income after provision for loan losses	25,402	25,638

Noninterest Income:
Income from fiduciary activities	3,560	3,617
Service charges on deposit accounts	4,052	4,021
Other service charges, commissions and fees	3,940	4,084
Income from bank-owned life insurance	795	885
Gain on sale of available-for-sale securities, net	522	76
Other operating income	597	453
Total noninterest income	13,466	13,136

Noninterest Expense:
Salaries and employee benefits	20,164	20,747
Occupancy and equipment	5,575	5,330
Data processing	1,620	1,625
FDIC insurance	483	586
Customer development	612	584
Legal and audit expenses	1,315	720
Other outside service fees	807	693
Employee professional development	659	591
Capital stock tax	505	439
ATM and check losses	477	452
Prepayment fee on Federal Home Loan Bank advance	391	0
Loss on other real estate owned	154	957
Other operating expenses	2,355	2,362
Total noninterest expense	35,117	35,086
Income before income taxes	3,751	3,688
Income tax expense (benefit)	82	54
Net income	$3,669	$3,634

Basic Earnings per Share:
Average shares outstanding	4,959,173	4,959,009
Net income per share of common stock	$0.74	$0.73

Diluted Earnings per Share:
Average shares outstanding	4,960,934	4,959,009
Net income per share of common stock	$0.74	$0.73

Cash Dividends Declared per Share:	$0.40	$0.34

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,
	2016	2015
Net Interest Margin Year-to-Date	3.66%	3.56%
NPAs/Total Assets	1.23%	1.19%
Annualized Net Charge Offs/Total Loans	0.24%	0.06%
Allowance for Loan Losses/Total Loans	1.35%	1.36%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$7,159	$4,582
Loans > 90 days past due, but still accruing interest	2,884	3,356
Non-Performing Restructured Loans	0	0
Other real estate owned	1,067	2,741
Total Non-Performing Assets	$11,110	$10,679

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$1,423	$362
Year-to-Date Average Loans	$585,206	$563,534
Year-to-Date Average Assets	$886,057	$884,386
Year-to-Date Average Earning Assets	$768,719	$775,987
Year-to-Date Average Deposits	$744,904	$730,046
Year-to-Date Average Equity	$95,279	$90,433